Exhibit 99.1


Corporate Headquarters                                        February 24, 2004
3406 West Main Street
Tupelo, MS 38801

Released by:      Ellen Kennedy
                  (662) 842-2834, Ext. 109

                         HANCOCK FABRICS REPORTS RESULTS
                       OF 2003's 4th QUARTER AND FULL YEAR

Hancock Fabrics, Inc. (NYSE symbol: HKF), today announced unaudited results of 2003's fourth quarter and full year.

Sales for the 13 weeks ended February 1, 2004 were $127.2 million, a 1.1% decrease, from $128.6 million in the fourth quarter of 2002. Net earnings were $7.6 million, or $.41 per diluted share, compared with $8.8 million, or $.47 per diluted share, a year ago.

In the 52 weeks, sales were $443.6 million, a 1.2% increase from $438.3 million in 2002. Net earnings were $17.4 million, or $ .94 per diluted share, compared with $19.7 million, or $1.04 per diluted share, in the prior year.

Comparable store sales decreased 1.5% in the fourth quarter following an 11.9% increase a year ago and were 1.2% higher in the full year over an 8.3% increase in 2002.

In commenting on the results, Larry G. Kirk, Chief Executive Officer, stated, "The Company took a big step forward in 2003 in successfully transitioning to our new distribution center in Baldwyn, Mississippi. Despite the added costs and disruptions of moving our entire distribution operation, and a competitive environment that was often very promotional, the Company produced solid earnings in every quarter, generated higher cash flows and maintained a strong financial condition. Competition was particularly promotional with clearance pricing in January, and double-digit increases in our same store sales in the fourth quarters of 2002 and 2001 didn't make year-to-year sales comparisons any easier. Seasonal products did not sell as well as expected in 2003, but gross margins after markdowns were still very good and better than a year ago. Normal expenses were managed very well during the year, particularly store payroll which is our largest single expense item."

"The most notable pressure on earnings in 2003 came from the temporary but significant costs of operating two distribution centers for much of the year and then transferring inventory, fixtures, equipment and systems to the new facility.

Hancock Fabrics, Inc.                                         Page 2
Press Release                                                 February 24, 2004


In 2003, we invested $22 million in capital assets related primarily to the new D/C and the rollout of store point-of-sale systems, repurchased almost $10 million of treasury shares, paid over $7 million of cash dividends, and temporarily increased our level of high-turn basic inventory in anticipation of the move to Baldwyn. Yet, our balance sheet remains in excellent condition with only $10 million of outstanding debt at year end," Kirk said.

"Inventories were higher due to the addition of new product lines such as yarn, small furniture and expansions of our quilting category. As noted, stock levels of basic goods were also beefed up intentionally in an effort to bridge any gaps in supply to our stores during the critical phase of the transfer of inventory to the new distribution center. Those stock levels will subside fairly quickly in the normal course of business," Kirk said.

"The added costs of moving our distribution operation were expected, and we knew that a flawless transition would be unlikely given the magnitude of the project. Despite extensive planning and a great effort by our people, there were some temporary lapses in product flow to our stores, particularly late in the year when our retail business was at its seasonal peak. January's sales results were influenced to some extent by those interruptions, with some of the effect continuing into early February," Kirk continued.

"While it wasn't perfect, we are quite pleased with the overall result of the move. The relocation of all D/C activities is essentially complete, the year-end physical count of inventory following the transfer of all merchandise agreed almost exactly with our books and our first objective of weekly shipping to every store will be reached in early March. With a facility that is much better suited to support our particular business, we can now gain efficiencies in inventory, freight, labor, utilities and maintenance, in addition to cutting the response time to our stores in half. The office building in Baldwyn will be ready to occupy in September, and any inconvenience of continuing to conduct staff functions from the Tupelo offices until then should be minor," Kirk said.

"In addition to the emphasis on distribution, we continued to upgrade our store base in 2003 - with relocations to larger, better positioned sites and with entries into new markets around the country. With the relocations, new openings and acquisitions in recent years, our stores now average 13,700 square feet, a footprint that is more productive than the 8,000 - 9,000 square foot spaces of a few years ago. The right-sizing of our stores and the merchandising

Hancock Fabrics, Inc.                                         Page 3
Press Release                                                 February 24, 2004


improvements that are being made have resulted in significantly more sales and less inventory in 433 stores today than in the 500 smaller, less productive stores we operated then. The increased productivity has also reflected in better gross margins and increased cash flow," Kirk said.

"In short, we've reinvested in the Company more than ever before - in our stores, distribution center and systems. Point-of-sale was operating well in 160 stores at year end, and we are targeting completion of the installation in all stores during 2004, a year sooner than initially expected. We're adding new products and improving our merchandising while keeping our sights on the business we know best - fabrics. Moving our distribution operation in 2003 was easily our greatest logistical challenge ever, but the new Baldwyn facility brings significant opportunities for efficiency and growth for the Company for many years to come. We believe that the short-term costs and distractions associated with getting there will be more than justified," Kirk concluded.

Hancock Fabrics, Inc. is a retail and wholesale merchant of fabric and related home sewing and decorating accessories. The Company currently operates 433 retail fabric stores in 42 states, supplies various independent wholesale customers and operates an internet store under its two domain names, www.hancockfabrics.com and www.homedecoratingaccents.com.



Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from projections. These risks and uncertainties include, but are not limited to, general economic trends, changes in consumer demand or purchase patterns, delays or interruptions in the flow of merchandise between the Company's suppliers and/or its distribution center and its stores, a disruption in the Company's data processing services, costs and delays in acquiring or developing new store sites, and other contingencies discussed in the Company's Securities and Exchange Commission filings. Hancock undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

Hancock Fabrics, Inc.                                         Page 4
Press Release                                                 February 24, 2004


                                  COMPARATIVE FINANCIAL SUMMARY (unaudited)
                                (in thousands, except for per share amounts)

                             13 Weeks            13 Weeks             52 Weeks             52 Weeks
                         February 1, 2004    February 2, 2003     February 1, 2004     February 2, 2003
                       -------------------  ------------------   ------------------   ------------------

Sales                  $          127,167   $          128,624   $         443,605    $         438,287

Cost of Goods Sold
  After LIFO Effect                60,507               62,087             215,012              214,374
                       -------------------  ------------------   ------------------   ------------------

  Gross Profit                     66,660               66,537             228,593              223,913
                       -------------------  ------------------   ------------------   ------------------

Expenses:
  Selling, G&A                     53,058               51,285             194,444              187,222
  Dep'n/Amort                       1,630                1,408               6,275                5,456
                       -------------------  ------------------   ------------------   ------------------
                                   54,688               52,693             200,719              192,678
                       -------------------  ------------------   ------------------   ------------------

Operating Income                   11,972               13,844              27,874               31,235

Interest Expense                      107                   70                 570                  372
Interest Income                       (12)                 (35)                (55)                (108)
                       -------------------  ------------------   ------------------   ------------------

Earnings Before
  Income Taxes                     11,877               13,809              27,359               30,971


Income Taxes                        4,311                5,013               9,931               11,243
                       -------------------  ------------------  -------------------   ------------------

Net Earnings           $            7,566   $            8,796  $           17,428    $          19,728
                       ===================  ==================  ===================   ==================

Earnings Per Share*

    Basic              $             0.43   $             0.49  $             0.99    $            1.11
                       ===================  ==================  ===================   ==================

    Diluted            $             0.41   $             0.47  $             0.94    $            1.04
                       ===================  ==================  ===================   ==================


Average Shares
  Outstanding (000's)

    Basic                          17,730               17,907              17,677               17,847

    Diluted                        18,588               18,860              18,599               18,889

LIFO Charge (Credit)
  Included in
  Cost of Goods Sold   $             (875)  $             (525) $           (1,375)   $          (1,525)


* Per share amounts are based on the average shares outstanding during each quarter and may not add to the year-to-date amount.

Hancock Fabrics, Inc.                                         Page 5
Press Release                                                 February 24, 2004

                     CONSOLIDATED BALANCE SHEET (unaudited)
                                 (in thousands)

                                                            February 1,      February 2,
                                                                2004            2003
                                                         ---------------   --------------
ASSETS
Current assets:
    Cash and cash equivalents                            $      4,080       $   4,589
    Inventories                                               154,984         144,061
    Other current assets                                        3,270           3,670
                                                         ---------------   --------------

       Total current assets                                   162,334         152,320

Property and equipment, at depreciated cost                    57,142          41,853
Pension payment in excess of required
  contribution                                                 15,936          18,829
Other assets                                                   14,011          12,508
                                                         ---------------   --------------

                                                         $    249,423       $ 225,510
                                                         ===============   ==============


LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
    Accounts payable and other liabilities               $     65,278       $  65,396
    Income taxes                                               10,412           8,167
                                                         ---------------   --------------

       Total current liabilities                               75,690          73,563

Long-term debt obligations                                     10,000               0
Postretirement benefits other than pensions                    22,368          21,976
Other noncurrent liabilities                                    9,785           5,740
Shareholders' equity                                          131,580         124,231
                                                         ---------------   --------------

                                                         $    249,423       $ 225,510
                                                         ===============   ==============